Exhibit 99.1

The Necessity Retail REIT Fourth Quarter 2021 Investor Presentation February 2022

1 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Pro Forma RTL and Update On The Previously Announced $1.3 Billion Transaction With Certain Affiliates of CIM Real Estate Finance Trust, Inc. (“CIM”)

2 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com $1.3 Billion Transaction Overview and Timeline Portfolio Overview Funding First Closing On December 17, 2021, RTL announced that it entered into a PSA (1) to acquire a $1.3 billion portfolio of open - air power, anchored, and grocery shopping centers in an accretive and simplistic off - market Transaction (1) to create a $5.2 billion REIT as well as the accretive disposition of the Company’s Sanofi office asset (3) . Since announcement, RTL has completed the initial closing of 44 properties, representing $547 million of the total purchase pr ice. RTL expects to close on the remaining properties by the end of Q1’22, solidifying the creation of the preeminent REIT focused on Ne cessity - Based (1) retail with a tenant base of “Where America Shops”. Closed on 44 of the 81 properties for $547 million and changed company name from AFIN to RTL, “The Necessity Retail REIT” Funded the $547 million first closing with $350 million of cash on the balance sheet, including $261 million of gross proceeds from the Sanofi office disposition, $170 million draw under the Company’s credit facility and the issuance of $27 million of the Company’s Class A common stock to CIM Subsequent to Q4’21, RTL issued $25 million of common stock under its ATM program at a weighted average share price of $9.02 per share, bringing total equity raised subsequent to Q4’21 to $52 million (5) . The ATM proceeds will be used to pay down debt RTL is funding the Transaction with net proceeds from the $261 million Sanofi office disposition (3) , borrowings under its credit facility and property - level debt it assumed, cash from its balance sheet, and $53 million of Equity Issuances (4) to CIM RTL sold its Sanofi office asset at a 6.38% Cash Cap Rate in Q1’22, generating $261 million of accretive gross proceeds for the Transaction while reducing Pro Forma (1) office exposure to 1% (3) The Transaction is expected to result in a near - term increase in leverage. RTL will resume its deleveraging initiative upon final closing of the Transaction 81 - property open - air shopping center portfolio (2) of power, anchored, and grocery centers for $1.3 billion (7.19% Cash Cap Rate) Highly complementary and pandemic - tested assets with an emphasis on Necessity - Based retail tenants 34% of acquired Annualized Straight - line Rent (1) (“SLR”) is derived from high - growth sunbelt markets with a balance of geographically well diversified centers 12% of acquired SLR is derived from grocery centers, an increasing portfolio focus for RTL 1. See appendix for a full description of capitalized terms. 2. Includes two single - tenant assets under agreement for $16.5 million that encompass 86,810 square feet and $1.2 million of annual ized straight - line rent. 3. Refer to slide 4 for additional information. 4. $27 million of the equity consideration was issued to CIM in connection with the first closing of the Transaction in the form of shares of the Company’s Class A common stock. See Definitions in the appendix for additional information on the number of sha re s issued and other limiting factors. 5. Includes $26.7 million of Class A common stock issued to CIM in connection with the first closing of the Transaction and $24. 9 m illion of Class A common stock issued under the Company’s ATM subsequent to quarter end.

3 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Meaningful and Measurable Portfolio Impacts I II III IV V Amplified Scale: Strategic acquisition of a 9.5 million square foot, 81 - property portfolio (1) of open - air power, anchored, and grocery centers for $1.3 billion Immediately Accretive to AFFO per share: The transaction is expected to be accretive immediately upon closing, adding significant scale and value with complementary and pandemic - tested assets Addition of Grocery Centers: 22% of Pro Forma (2) multi - tenant SLR is derived from grocery centers, which management believes enhances the desirability of RTL’s properties and ability to command strong rental rates Office Concentration Reduced to 1%: Opportunistic and accretive $261 million disposition of RTL’s non - core Sanofi office asset at a 6.38% Cash Cap Rate, a price more than $10 million above the original purchase price, that reduced Pro Forma SLR derived from office assets to 1% from 7% Enhanced Pro Forma Portfolio: Reduced top 10 tenant concentration by 9% of SLR and placed a greater emphasis on Necessity - Based retail tenants and SLR derived from high - growth sunbelt markets VI Where America Shops: Management believes that the Transaction will create the preeminent REIT focused on Necessity - Based retail and that the rebranding of the Company to “The Necessity Retail REIT | Where America Shops ” is more reflective of the Pro Forma portfolio 1. Includes two single - tenant assets under agreement for $16.5 million that encompass 86,810 square feet and $1.2 million of annual ized straight - line rent. 2. See appendix for a full description of capitalized terms.

Accretive $261 Million Sanofi Office Disposition

In Q1'22, RTL proactively disposed of its non-core Sanofi office asset at a 6.38% Cash Cap Rate, a price $10 million above the original purchase price, resulting in $261 million of accretive gross proceeds that were used to partially fund the first closing of the Transaction and reduced Pro Forma SLR derived from office assets to 1%.

Property and Disposition Overview

- ✓ In Q1'14, RTL acquired a three-building, 736,572 square foot office campus for $251 million with a Remaining Lease Term of 12 years. The campus was 100% leased to Sanofi, an A1 investment grade rated tenant, and located in Bridgewater, NJ
- ✓ Throughout RTL's ownership, the Company worked closely with the tenant and completed various asset management projects, including a 15-year lease restructuring which significantly increased the value of the asset
- ✓ **Sanofi informed RTL that it intended to vacate the property and that Sanofi was marketing the property for full sublease. Subsequently, RTL took the following actions:**
    - ➢ Attempted to negotiate proposals with prospective sub-tenants;
    - ➢ Leveraged third parties to market the property sale; and
    - ➢ Paid off property level debt with proceeds from RTL's $500 million bond offering
- ✓ **As a result of RTL's proactive management and successful ownership, RTL executed a PSA and disposed of the non-core office property for $261 million, resulting in a Cash Cap Rate compression of 15 basis points and a price $10 million above RTL's original purchase price in Q1'14 of $251 million. Giving effect to the disposition and the Transaction, RTL's office exposure decreased from 7.4% as of Q4'21 to only 1.1% of Pro Forma SLR**
    - ➢ RTL conducted an international sale process, which totaled 15 prospective buyers, 8 first round offers, 5 second round offers, and 3 best and final offers
    - ➢ Opportunistically took advantage of strong market conditions for office properties leased to investment grade tenants with 10+ years of lease term remaining
    - ➢ The disposition also avoided releasing of the building, which could have been costly
    - ➢ No disposition fee to the Advisor

Asset & Disposition Overview	
Location	Bridgewater, NJ
Property Type	Office
Occupancy	Tenant Notice to Vacate
Square Feet	736,572
Lease Term Remaining (Q3'21)	11.2 years
Purchase Price	$251 million
Sale Price	$261 million
Increase to Original Purchase Price	$10 million

Pro Forma Office Exposure *(% of SLR)*



7.4%
-6.3%
1.1%
RTL (Q4'21)
Pro Forma

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 4

5 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com 28% 13% 11% 48% Power Center Anchored Center Grocery Center Single-Tenant Pro Forma Portfolio Metrics On a Pro Forma basis, the Transaction increased multi - tenant Occupancy by nearly 2%, reduced top 10 tenant SLR concentration by 9%, reduced SLR derived from office assets by 6% and increased RTL’s emphasis on Necessity - Based retail tenants. Portfolio Metrics RTL Total Portfolio (1) Transaction Portfolio (2) Pro Forma Real Estate Investments, at cost $3.8 billion $1.3 billion (3) $5.2 billion # of Properties 975 81 1,056 States (including District of Columbia) 48 27 48 Square Feet (SF) 19.3 million 9.5 million 28.8 million Annualized Straight Line Rent (SLR) $271.0 million $113.4 million $384.4 million Occupancy (4) (%) 92.9% 90.9% 92.2% Executed Occupancy (4) (%) 93.5% 91.0% 92.7% Weighted Average Remaining Lease Term (4) 8.5 Years 5.0 Years 7.4 Years Property Segment (% of Portfolio SLR) $385 million Geographic Diversification (% of Portfolio SLR) GA 10% NC 7% OH 7% FL 6% AL 5% IL 5% TX 5% SC 5% KY 4% PA 4% All Other 41% 47 States + D.C. Office Property Exposure (% of Portfolio SLR) 7.4% 1.1% RTL Q4'21 Pro Forma Sanofi disposition and Pro Forma Transaction resulted in a 6% reduction in SLR derived from office assets Multi - Tenant 52% 1. As of December 31, 2021. Excludes RTL’s Sanofi office asset sold in Q1’22. Refer to slide 4 for additional information. 2. As of September 30, 2021 and based on seller provided information. Includes two single - tenant assets under agreement for $16.5 m illion that encompass 86,810 square feet and $1.2 million of annualized straight - line rent. 3. Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP. 4. See appendix for a full description of capitalized terms.

6 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com 87.6% 89.5% RTL Q4'21 Pro Forma Key Portfolio Impacts Visualized Multi - Tenant Occupancy Top 10 Tenant Concentration (% of SLR) 38.6% 29.4% RTL Q4'21 Pro Forma Number of Grocery Centers 8 21 RTL Q4'21 Pro Forma Office Exposure (% of SLR) 7.4% 1.1% RTL Q4'21 Pro Froma

Pro Forma Multi-Tenant Portfolio

Approximately 52% of Pro Forma SLR was derived from 112 open-air power, anchored, and grocery shopping centers that were nearly 90% occupied and generated nearly $200 million of SLR from leading Necessity-Based retail tenants.

Pro Forma Multi-Tenant Portfolio Metrics[1]	*($ and SF in mm)*
Real Estate Investments, at cost[2]	$2,745
Number of Properties	112
States (including District of Columbia)	29
Square Feet	16.6
Annualized Straight-Line Rent	$197.6
Occupancy (%)	89.5%
Executed Occupancy (%)	90.0%
Executed Occupancy + Leasing Pipeline[3] (%)	90.3%
Weighted Average Remaining Lease Term	4.9 Years

Pro Forma Annualized SLR by Segment



22%
$198 million
53%
25%
Power Center
Anchored Center
Grocery Centers

Pro Forma Multi-Tenant Occupancy



89.5%
+1.9%
87.6%
RTL MT (Q4'21)
Pro Forma

- Pro Forma Occupancy of 89.5% reflected a 1.9% increase to Q4'21 Occupancy
- 34% of Pro Forma SLR was derived from high-growth sunbelt markets
- 22% of Pro Forma SLR was derived from grocery centers
- Multi-decade platform to support increased scale and property management and leasing capabilities, potentially unlocking further value

1. RTL metrics are as of December 31, 2021 unless otherwise indicated. Metrics for the Transaction are as of September 30, 2021 and based on seller provided information.
2. Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
3. See appendix for a full description of capitalized terms.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 7

Pro Forma Single-Tenant Portfolio

Approximately 48% of Pro Forma SLR was derived from 944 net lease assets with long-term leases and embedded rental income growth that were leased to primarily Necessity-Based retail and also leased to Investment Grade rated tenants.

Pro Forma Single-Tenant Portfolio Metrics[1]	*($ and SF in mm)*
Real Estate Investments, at cost[2]	$2,441
Number of Properties	944
States (including District of Columbia)	48
Square Feet	12.2
Annualized Straight-Line Rent	$186.8
Occupancy (%)	95.4%
Weighted Average Remaining Lease Term	10.1 Years
Investment Grade[3] (%)	57.9%
Weighted Average Annual Rent Escalator	1.3%



Pro Forma Annualized SLR by Property Type
2%
17%
81%
Retail
Industrial
Office



Pro Forma Annualized SLR by Retail Type
21%
79%
Traditional
Necessity-Based

- Long-term stable single-tenant assets that are 95% occupied with a 10-year Remaining Lease Term to complement the multi-tenant portfolio
- 79% of Pro Forma SLR derived from Necessity-Based retail tenants
- Geographic distribution across 47 states and the District of Columbia with select concentrations in growing markets with strong demographics

1. RTL metrics are as of December 31, 2021 unless otherwise indicated and excludes RTL's Sanofi office asset sold in Q1'22 (refer to slide 4 for additional information). Metrics for the Transaction are as of September 30, 2021 and based on seller provided information.
2. Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
3. Based on annualized straight-line and based on ratings information as of December 31, 2021. Pro Forma single-tenant portfolio tenants were 46% actual and 12% implied Investment Grade rated.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

8

Pro Forma Top 10 Tenants

Pro Forma top 10 tenants totaled 30% of portfolio SLR as compared to 39% of RTL's portfolio SLR in Q4'21 prior to the Transaction and featured large cap public companies that represented "Where America Shops".

Tenant		Credit	Market Cap[1]	Tenant Industry	Portfolio Segment	Remaining Lease Term *(in years)*	% SLR
TRUIST	Truist Bank	Actual: A2	$83 Billion	Financial Services	Single-Tenant	7.5	3.9%
FRESENIUS MEDICAL CARE	Fresenius	Actual: Baa3	$20 Billion	Healthcare	Single-Tenant	6.7	3.8%
MOUNTAIN EXPRESS OIL COMPANY	Mountain Express Oil Co.	Implied: Ba3	N/A	Gas & Convenience	Single-Tenant	16.7	3.5%
americold	AmeriCold	Actual: Baa3	$8 Billion	Refrigerated Warehousing	Single-Tenant	5.7	3.3%
HOME DEPOT	Home Depot	Actual: A2	$383 Billion	Home Improvement	Single and Multi Tenant	7.3	3.3%
PETSMART for the love of pets	PetSmart	Actual: B2	N/A	Pet Supplies	Multi-Tenant	3.4	2.6%
STOP&SHOP	Stop & Shop	Parent: Baa1	N/A	Grocery	Single and Multi Tenant	4.8	2.5%
DICK'S SPORTING GOODS	Dick's Sporting Goods	Implied: Ba1	$10 Billion	Sporting Goods	Multi-Tenant	3.0	2.3%
Bob Evans	Bob Evans	Implied: Ba1	N/A	Fast Casual Restaurants	Single-Tenant	15.3	2.2%
BEST BUY	Best Buy	Actual: A3	$24 Billion	Electronics	Multi-Tenant	2.4	2.1%
Top 10 Tenants		**65% IG Rated[2]**	**$528 Billion**			**7.5**	**29.6%**
Remaining Portfolio						**7.5**	**70.4%**

1. Market capitalization as of January 31, 2022. Source: Bloomberg.
2. Based on Annualized Straight-Line Rent. Ratings information as of December 31, 2021. 56% of the rated tenants were actual Investment Grade rated and 9% of the rated tenants were implied Investment Grade, which includes ratings of the tenant's parent (regardless of whether or not the parent has guaranteed the tenant's obligation under the lease) or lease guarantor.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 9

10 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Pro Forma Portfolio Tenant Industries (% of SLR) On a Pro Forma basis, no individual tenant - industry totaled more than 7% of Pro Forma SLR, which was 3% less than before the Transaction and placed a greater emphasis on Necessity - Based retail tenants. Tenant Industry Type % of SLR Discount Retail Traditional Retail (1) 7% Gas/Convenience Necessity - Based 7% Specialty Retail Traditional Retail 7% Healthcare Necessity - Based 6% Grocery Necessity - Based 5% Retail Banking Necessity - Based 5% Quick Service Restaurant Necessity - Based 5% Home Improvement Traditional Retail 5% Apparel Retail Traditional Retail 5% Full - Service Restaurant Necessity - Based 4% Fast Casual Necessity - Based 4% Sporting Goods Traditional Retail 4% Refrigerated Warehousing Distribution 3% Pet Supplies Traditional Retail 3% Auto Services Necessity - Based 3% Salon / Beauty Necessity - Based 3% Electronics Traditional Retail 2% Furniture Traditional Retail 2% 22 Others Various 18% Discount Retail 7% Gas/Convenience 7% Specialty Retail 7% Healthcare 6% Grocery 5% Retail Banking 5% Quick Service Restaurant 5% Home Improvement 5% Apparel Retail 5% Full - Service Restaurant 4% Fast Casual 4% Sporting Goods 4% Refrigerated Warehousing 3% Pet Supplies 3% Auto Services 3% Salon / Beauty 3% Electronics 2% Furniture 2% All Others 18% 40 Tenant Industries 55% of portfolio SLR was derived from Necessity - Based tenants 1. See appendix for a full description of capitalized terms.

11 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Pro Forma Lease Maturity Schedule (% of SLR) Pro Forma RTL featured a well - balanced lease maturity schedule with a weighted average Remaining Lease Term of 7.5 years, offeri ng leasing opportunities for RTL’s robust leasing platform. 3% 6% 6% 8% 8% 13% 5% 8% 4% 39% 4% 9% 9% 9% 10% 12% 5% 7% 5% 30% 0% 5% 10% 15% 20% 25% 30% 35% 40% 2022 2023 2024 2025 2026 2027 2028 2029 2030 Thereafter RTL Q4'21 Pro Forma

12 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Pro Forma Geographic Concentration Approximately 43% of Pro Forma SLR was derived from high - growth sunbelt markets with the balance derived from dense suburban markets with strong MSA’s and community centric lifestyles. High - Growth Markets RTL Single - Tenant RTL Multi - Tenant Transaction State % of SLR GA 10% NC 7% OH 7% FL 6% AL 5% IL 5% TX 5% SC 5% KY 4% PA 4% 38 Others 41% Legend

13 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Well - Positioned For Sustained Growth Management believes that the Transaction created the preeminent REIT focused on Necessity - Based retail with a portfolio of tenan ts representative of “Where America Shops” and resulted in a unique value - add opportunity by accretively adding significant scale a nd diversification to RTL’s best - in - class portfolio. According to research firm Forrester, 72% of U.S. retail sales transactions will occur in physical stores through 2024 According to an ICSC survey, 62% of online orders are fulfilled at brick - and - mortar stores, exemplifying the strong and continued need for physical stores Favorable Industry Tailwinds RTL expects the Transaction to be accretive to AFFO per share immediately upon closing Strategic off - market transaction executed at an attractive acquisition Cash Cap Rate of 7.19% Immediately Accretive Identified 13 assets that RTL expects to generate a substantial leasing pipeline for, potentially unlocking further sharehold er value RTL intends to hold $250 million of the acquired assets for sale, potentially providing proceeds to reduce leverage upon a co mpl eted sale Multi - decade platform to support increased scale and property management and leasing capabilities, potentially unlocking further value Value - Add and Deleveraging Opportunities 34% of acquired SLR was derived from high - growth sunbelt markets with a focus on Necessity - Based retail tenants Combination of complementary and pandemic - tested portfolios that feature a balance of grocery centers that are highly resistant to economic cycles Pro Forma investment mix of stable long - term single - tenant net lease assets and open - air shopping centers with significant leasi ng upside Highly Complementary Acquisition of an 81 - property open - air shopping center portfolio (1) of power, anchored, and grocery centers added over $113 million in SLR and $1.3 billion of high - quality assets that are primarily leased to leading national retail and grocery tenants Top 10 tenant concentration reduced from 39% of SLR to only 30% of Pro Forma SLR and featured industry - leading large cap public companies Significant Scale & Diversification 1. Includes two single - tenant assets under agreement for $16.5 million that encompass 86,810 square feet and $1.2 million of annual ized straight - line rent.

Complementary Match of Two Pandemic-Tested Portfolios

The Transaction combined two pandemic-tested portfolios with creditworthy Necessity-Based retail tenant bases, which helped to mitigate adverse impacts from the Covid-19 pandemic.

Strategic Combination Of Two Pandemic-Tested Portfolios

Proactive Management Through The COVID-19 Pandemic	**Since the onset of the Covid-19 pandemic, RTL swiftly navigated the pandemic, focusing on rent collection, portfolio stability, and financial flexibility** ✓ Significant rent collection throughout the Covid-19 pandemic, including 2021 rent collection[1] of approximately 100% across the RTL portfolio ✓ RTL proactively communicated with its tenants to help them navigate the Covid-19 pandemic, providing operational support to select tenants, which mitigated adverse impacts and encouraged portfolio stability ✓ Limited portfolio impact through Q4'21 from the Covid-19 pandemic with less than 0.2% of RTL's SLR lost due to tenant bankruptcies since Q1'20
Increasing Leasing Momentum As Covid-19 Subsides	**Since the rollout of mass vaccination in the United States, RTL has seen an increase in demand for new and renewal leases as tenants maintain and begin to establish new footprints at well-located centers** ✓ Year over year, Occupancy across RTL's multi-tenant portfolio increased to 87.6% in Q4'21 from 84.7% in Q4'20 as RTL executed on its leasing initiative ✓ RTL completed 104 multi-tenant lease renewals totaling nearly 1.1 million SF in 2021, including 27 in Q4'21 with a weighted average new lease term of 6 years at pre-pandemic rent levels ✓ Across the portfolio in the contemplated Transaction, Pro Forma Occupancy is expected to increase to 89.5% from 87.6% at the end of Q4'21 and further increase to 90.0% as 98,000 SF of Executed Occupancy commences over time **Management believes that adverse economic impacts from Covid-19 have passed, and that RTL will continue to see an influx of leasing demand for its well-positioned centers**

RTL's exceptional performance through the Covid-19 pandemic continues to prove that Necessity-Based retail is *Where America Shops*

RTL 2021 Rent Collection



94%
+6%
100%
2020
2021(1)

RTL Multi-Tenant Occupancy



84.7%
+4.7%
89.4%
Q4'20
Q4'21 + Leasing Pipeline

Transaction Portfolio[2] Occupancy



90.1%
+0.9%
91.0%
Q4'20
Q3'21 + Leasing Pipeline

1. Collection data as of January 31, 2022. Collection data includes both Cash Rent paid in full and in part pursuant to an amendment to an existing lease agreement to defer or grant a rent credit for a certain portion of Cash Rent due or otherwise. Collection data excludes Cash Rent paid after January 31, 2022, that would apply to prior quarters.
2. As of September 30, 2021. Includes two single-tenant assets under agreement for $16.5 million that encompass 66,610 square feet and $1.2 million of annualized straight-line rent.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

14

15 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com The Necessity Retail REIT (Nasdaq: RTL) | Where America Shops On February 10, 2022, and in connection with the first closing of the Transaction, RTL changed its name to “The Necessity Ret ail REIT, Inc.” and Class A common stock to “RTL” from “American Finance Trust, Inc.” and “AFIN”, respectively. RTL’s rebranding reflects the strong und erlying necessity - retail tenant base that it has diligently constructed. Necessity - Based Retail Focused Where America Shops

The Retail Renaissance

Physical retail continues to be a foundation of retail real estate as the market evolves and cements its place in the consumer cycle.

Strong Fundamentals	Convincing Market Commentary	Evolving Physical Landscape
Retailers leased more space in the U.S. in 2021 than they vacated, absorbing some 99 million square feet - CBRE Research	"I've never seen the opportunity ahead for retail as big as it is now." - Deborah Weinswig, Coresight Research	Amazon is opening a physical clothing store as the Company attempts to blend the company's online and offline shopping experience
The number of retailers filing for bankruptcy has declined to a five-year low, and openings are on pace to exceed closures for the first time since 2016 - JLL Research	"All signs point to activity remaining very strong in 2022, as many retailers look to capitalize on the market to address increased consumer demand for physical retail." - Bill Wright, CBRE Retail Advisory	E-commerce giant Wayfair reportedly will open its first brick-and-mortar location by mid-2023
64% of respondents found themselves returning to pre-pandemic shopping behaviors including visiting stores more often and shopping online less as the COVID situation improved - ICSC Research	"Retail has shown a strong year-over-year rebound with suburban retail leading the recovery." - Naveen Jaggi, JLL Retail Advisory Services	Warby Parker, plans to end the fiscal year with 161 locations and says it can grow to more than 900 locations over time

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com
16

17 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com RTL Fourth Quarter and Full Year 2021 Highlights

RTL Q4'21 Overview

Stock Information: *(as of December 31, 2021, except for ticker symbol)*	
Ticker	**Nasdaq: RTL**
Stock Price	**$9.13**
Market Capitalization	**$1.1 billion**
Financial Information:	
Liquidity[1][2]	**$429 million**
Net Debt[1] to Gross Asset Value[1]	**40.0%**
Weighted Average Debt Maturity	**5.6 Years**
Weighted Average Interest Rate	**4.0%**
Portfolio Information:	
Real Estate Investments, at cost	**$3.9 billion**
Portfolio Occupancy[1]	**93.2%**
Weighted Average Remaining Lease Term[1][3]	**8.6 Years**
Top 20 Tenant Investment Grade %[1][3][4]	**66.2%**
Q4'21 Real Estate Acquisitions	**$28.1 million**

Demonstrated Leasing Platform

Year over year, multi-tenant Occupancy increased to 87.6% from 84.7% and is expected to grow to 88.8% as 85,000 square feet of executed space commences in 2022

Necessity-Based Retail Focus

58% of portfolio Annualized Straight-Line Rent ("SLR") is derived from Necessity-Based retail tenants that RTL believes to be more resilient economic cycle and e-commerce than Traditional Retail

Best-in-Class Portfolio

66% of top 20 tenants are actual or implied Investment Grade Rated and are 58% Necessity-Based retail

THE NECESSITY RETAIL REIT™
NASDAQ: RTL
WHERE AMERICA SHOPS

Robust Acquisition Program

2021 acquisitions of $178 million at a Cash Cap Rate of 7.6% and a weighted average Cap Rate of 8.3% plus a 2022 acquisition pipeline of $1.4 billion

Strong Balance Sheet

Liquidity of $429 million, Net Debt to Adjusted EBITDA[1] of 8.2x and weighted average debt maturity of 5.6 years

Substantial Rent Collection

Received 100% of 2021 and fourth quarter Original Cash Rent due across the portfolio. Management expects to continue RTL's exceptional collection

1. See appendix for a full description of capitalized terms and a reconciliation of non-GAAP metrics.
2. See the definition for Liquidity in the appendix for additional information on how the Company funded and anticipates funding the remaining closings of the Transaction.
3. Based on annualized straight-line rent as of December 31, 2021.
4. Based on annualized straight-line and based on ratings information as of December 31, 2021. RTL's top 20 tenants were 57% actual and 9% implied Investment Grade rated.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

18

Summary of 2021 Performance and Achievements

2021 represented another strong year for RTL as the Company continued to enhance its best-in-class portfolio and enhance earnings. In 2021, RTL acquired $178 million of retail properties, developed a 2022 acquisition pipeline of $1.4 billion at an 8.6% weighted average Cap Rate, executed on increased volume of new and renewal leasing activity that increased multi-tenant Occupancy by nearly 3%, and diversified the Company's balance sheet with an inaugural $500 million unsecured notes offering.


amazon


DOLLAR GENERAL





Improved Financial Performance[1]

- RTL's full-year financial performance continues to increase year-over-year.
  - ✓ Revenue from tenants up 10% to $335.2 million from $305.2 million.
  - ✓ Adjusted EBITDA up 10% to $226.1 million from $205.3 million.
  - ✓ Cash NOI up 23% to $280.7 million from $227.3 million.
  - ✓ AFFO up 19% to $116.8 million from $98.0 million.
- Maintained complete Original Cash Rent[1] across the portfolio in Q4'21 and throughout 2021.

Enhanced Balance Sheet

- In the fourth quarter, RTL completed an inaugural offering of $500 million senior unsecured notes and a recast of its credit facility. Both transactions provided RTL with great flexibility to seamlessly execute on the previously announced CIM Transaction.
- No debt maturities through 2024 and a weighted average debt maturity of 5.6 years.
- Ample Liquidity of $429 million to support future acquisition capacity and financial flexibility.

Robust Acquisition Program[2]

- Acquired 69 properties in 2021 for $178 million with a weighted average Cash Cap Rate of 7.6% and a weighted average Cap Rate[1] of 8.3%.
- Announced in Q4'21 that RTL is under agreement to acquire an 81-property open-air shopping center portfolio for $1.3 billion at a 7.2% Cap Rate.
- Acquisitions from January 1, 2017 through Q4'21 had a weighted average Remaining Lease Term of 16 years at closing and were 95% retail[3].

Increasing Occupancy[4]

- Completed 104 multi-tenant lease renewals and 50 new leases in 2021, totaling nearly 1.6 million SF of activity and net absorption of 222,000 SF.
- Improved multi-tenant Occupancy year over year to 87.6% from 84.7%.
- Multi-tenant Executed Occupancy plus Leasing Pipeline to add over 131,000 SF and increase Occupancy to 89.4% from 87.7% at Q4'21 quarter end, if signed letters of intent lead to definitive agreements, which is not assured.

1. See appendix for a full description of capitalized terms and a reconciliation of non-GAAP metrics.
2. Refer to slide 21 for additional information.
3. Closed acquisitions during the period from January 1, 2017 through December 31, 2021 excluding the multi-tenant properties acquired in the American Realty Capital Retail Centers of America, Inc. merger in February 2017 and two parcels adjacent to one of our multi-tenant assets in 2021. All data weighted by annualized straight-line rent as of December 31, 2021.
4. Refer to slides 22 and 23 for additional information. Includes 68,000 square feet of leased space adjacent to one of our multi-tenant assets acquired in Q3'21.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 19

20 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com 2021 - A Year of Demonstrated Achievement 2021 Highlights Enhanced Financial Performance (1) Year - over - year, RTL increased its financial performance through: x +10% Revenue, +23% Cash NOI and +3% Adjusted EBITDA Obtained a corporate credit rating and issued $500 million of BB+ rated senior unsecured bonds Amended and restated RTL’s credit facility, increasing the total commitments from $540 million to $815 million and extended the maturity from 1.6 years to 4.5 years Improved weighed average debt maturity from 5.0 years to 5.6 years Continued Portfolio Growth and Improvement Acquired 69 properties in 2021 for $178 million at a 7.6% Cash Cap Rate In Q4’21, RTL announced that it is under agreement to acquire an 81 - property open - air shopping center portfolio for $1.3 billion x Once closed, RTL will be the preeminent REIT focused on Necessity - Based retail with increased geographic and tenant diversification x Signed a PSA in Q4’21 and subsequent to quarter end disposed of the Company’s Sanofi office, reducing office exposure to 1% Increased Leasing and Internal Growth _ Expanded the Company’s multi - tenant asset management team in 2021 by adding two dedicated asset managers Increased multi - tenant Occupancy from 84.7% to 87.6% and developed a Leasing Pipeline that is expected to increase Occupancy to 89.4% Completed 104 multi - tenant lease renewals and 50 new leases in 2021, totaling nearly 1.6 million SF and net absorption of 222,000 SF Maintained 1.2% weighted average rental increases across the portfolio to combat inflation Successful Navigation Through COVID - 19 Maintained complete Original Cash Rent collection across the portfolio Diligently and proactively communicated with tenants to help them navigate the COVID - 19 pandemic and mitigate adverse impacts Resilient, Necessity - Based retail portfolio with no material bankruptcies throughout the COVID - 19 pandemic Increased liquidity and began to cover common stock dividend to ensure financial flexibility Throughout 2021, RTL proactively managed its capital structure, continued to grow revenue and earnings, enhanced and grew its portfolio of Necessity - Based retail tenants, executed on its strategic leasing initiatives, swiftly navigated the COVID - 19 envir onment, and generated substantial operational momentum into 2022 after announcing a $1.3 billion portfolio acquisition and corporate rebr and ing.

2021 Acquisition Activity

In 2021, RTL acquired 69 properties totaling $178 million at a weighted average Cap Rate of 8.3% and generated a 2022 acquisition pipeline of 102 properties, including the previously announced Transaction with CIM, for $1.4 billion at an 8.6% weighted average Cap Rate

($ in millions, square feet in thousands, lease term remaining in years)

Closed Transactions[1]	Property Type	Number of Properties	Square Feet	Purchase Price[2]	Wgt. Avg. Cap Rate[3]	Lease Term Remaining[4]	Closed
National Convenience Distributors	Distribution (4) / Service Retail (1)	5	381	$34.4		20.0	Q1'21
Advanced Auto 2-Pack	Traditional Retail	2	14	$2.5		6.4	Q1'21
Pick N' Save Grocery	Traditional Retail	1	61	$10.2		7.7	Q2'21
Dollar General 17-Pack	Traditional Retail	17	160	$16.6		6.8	Q2'21 & Q3'21
Tidal Wave 14-Pack SLB	Service Retail	14	47	$72.4		20.0	Q3'21 & Q4'21
Imperial Reliance 2-Pack	Service Retail	2	1	$2.3		20.0	Q3'21
Aaron's 16-Pack	Traditional Retail	16	157	$14.4		6.0	Q3'21
Academy Sports	Traditional Retail	N/A	68	$3.1		2.0	Q3'21
Dialysis 16-Pack	Service Retail	1	12	$1.7		4.6	Q4'21
Heritage 6-Pack SLB	Service Retail	5	41	$10.6		20.0	Q4'21
Fidelity Memorial 7-Pack SLB	Service Retail	6	55	$9.7		20.0	Q4'21
2021: Total Closed		**69**	**997**	**$177.9**	**8.3%**	**13.3**	
Q1'22 Acquisition Pipeline[5]							
McCain Plaza	Multi-Tenant Retail	1	308	$31.3		4.1	Closed Q1'22
BJ's Wholesale Club	Traditional Retail	1	68	$8.4		7.3	Closed Q1'22
CIM Shopping Center Portfolio	Multi-Tenant Retail	44	4,472	$547.4		4.2	Closed Q1'22
CIM Shopping Center Portfolio	Multi-Tenant Retail	37	5,075	$771.5		5.7	Signed PSA
Heritage 6-Pack	Service Retail	1	7	$1.2		20.0	Signed PSA
Fidelity Memorial 7-Pack	Service Retail	1	11	$0.3		20.0	Signed PSA
Imperial 8-Pack	Service Retail	8	30	$17.5		20.0	Signed PSA
Kamla Kaur - 11-Pack	Traditional Retail	11	53	$45.3		20.0	Signed LOI
Total Q1'22 Pipeline		**102**	**9,649**	**$1,383.2**	**8.6%**	**5.1**	
2021: Total Closed + Q1'22 Pipeline		**172**	**10,646**	**$1,561.1**	**8.5%**	**6.0**	

1. Closed transactions excludes a $2 million acquisition of a parcel adjacent to one of our multi-tenant assets.
2. Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP. The acquisition costs for acquisitions completed during the 12 months ended December 31, 2021 were $4.3 million.
3. Weighted average based on square feet. See Definitions in the appendix for a full description.
4. Weighted average remaining lease term is based on square feet as of the respective acquisition date for closed transactions and estimated acquisition date for pipeline.
5. Includes pipeline as of January 31, 2022. PSAs are subject to conditions and LOIs are non-binding. There can be no assurance these pipeline acquisitions will be completed on their current terms, or at all.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

21

22 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Executed On 2021 Multi - Tenant Leasing Initiatives 6,280 6,280 85 46 6,068 6,411 84.7% 87.6% 89.4% 75.0% 77.0% 79.0% 81.0% 83.0% 85.0% 87.0% 89.0% 5,850 5,950 6,050 6,150 6,250 6,350 6,450 6,550 Q4'20 Occupancy Q4'21 Occupancy Q4'21 Executed Occupancy + Leasing Pipeline Q4'21 Occupancy Q4'21 Executed Occupancy Multi - Tenant Leasing Detail (1) (SF and SLR in 000’s) Annualized SLR Leased SF Leased % Q4’20 Reported $83,615 6,068 84.7% Q4’21 Reported $85,364 6,280 87.6% Q1’22 Leasing Pipeline: Executed Occupancy +$1,162 +85 88.8% Executed Leases After Quarter End & Executed LOIs +1,004 +46 Q4’21 Multi - Tenant Occupancy Plus Leasing Pipeline: $87,530 6,411 89.4% Q4’21 Leased Square Feet Expected to Grow from 6,280k to 6,411k (Square feet in thousands) Leasing Commentary x In 2021 and including Executed Occupancy, RTL completed 59 new leases, totaling over 548,000 SF and $4.8 million in SLR as RT L’s two new dedicated asset managers continued to generate substantial leasing activity for RTL’s well positioned multi - tenant assets x After announcing the Transaction with CIM, RTL’s advisor reinforced its multi - tenant team by adding four additional multi - tenant asset managers and a dedicated multi - tenant accounting team. RTL’s ability to scale and tailor human capital needs with large portfolio transactions exemplifies the brea dth of RTL’s external advisor x Executed Occupancy pipeline of nine new leases that total 85,000 square feet to add nearly $1.2 million of annualized straight - line rent once rent commences in early 2022. RTL has an additional 46,000 square feet in its 2022 Leasing Pipeline that would further increase multi - tenant Occupancy to 89.4% and ad d over $1.0 million of new SLR over a weighted - average lease term of eight years if definitive agreements are reached and tenants take delivery of space Note: Leasing Pipeline data as of January 31, 2022 and for RTL portfolio only. 1) Excludes a $2 million acquisition of a parcel adjacent to one of our multi - tenant assets. In 2021, RTL executed on its leasing initiatives and increased multi - tenant Occupancy year over year by 2.9% and built a 2022 fo rward Leasing Pipeline of 131,000 square feet which is expected to increase multi - tenant Occupancy by an additional 1.8%.

23 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com 84.7% 87.6% 89.4% 90.3% Q4'20 Q4'21 +5.6% Occupancy Increase Pro Forma + Executed Occupancy + Leasing Pipeline (1) RTL + Executed Occupancy + Leasing Pipeline Successful Leasing and Asset Management Platform Since Q4’20, multi - tenant Occupancy has grown from 84.7% to 87.6% in part by partnering with creditworthy national retail tenants and building strong forward leasing momentum. Post Transaction, Pro Forma Executed Occupancy plus Leasing Pipeline increased multi - tenant Occ upancy to 90.3%, resulting in a 5.6 % Occupancy increase as compared to the Occupancy rate in Q4’20, if pipeline leases lead to definitive agreements which is not assured. 2021 Leasing Highlights x Since Q4’20 RTL has executed on its leasing initiative and signed new leases that absorbed 222,000 square feet, increasing Occupancy by 2.9% x Q4’21 Executed Occupancy and Leasing Pipeline is expected to increase Occupancy by 2% and add nearly $2.2 million of SLR x Completed 104 multi - tenant lease renewals for nearly 1.1 million SF in 2021, including 27 in Q4’21 with a weighted average new lease term of 6 years at pre - pandemic rent levels ( 5% discount to the old rental rate) Note: Leasing and Leasing Pipeline data as of January 31, 2022 and for the RTL portfolio only, except for Pro Forma metrics w her e indicated. 1. Includes 13,000 SF Leasing Pipeline to be acquired in the Transaction. Tenants RTL’s Partnered With in 2021 Moody’s: Baa2 Moody’s: A2 S&P: BB+ RTL is acquiring a nearly 91% Occupancy portfolio and plans to leverage its successful leasing platform to generate substanti al leasing momentum and shareholder value Successful Leasing Platform To Continue To Produce Shareholder Value Type: Renewal Term: 8 Years SF: 107,000 Type: New Term: 10 Years SF: 25,000 Type: Renewal Term: 5 Years SF: 25,000 Not Rated Type: New Term: 10 Years SF: 19, 200

RTL Quarterly and Full Year 2021 Financial Highlights

RTL's best-in-class portfolio is supported by a diligently constructed capital structure that is comprised of a variety of capital sources, including $500 million of unsecured notes recently completed in Q4'21.

Debt Capitalization (as of December 31, 2021)	($mm)
Single-Tenant Mortgages	$1,294
Multi-Tenant Mortgages	$210
Total Secured Debt	**$1,504**
2028 4.5% Senior Unsecured Notes	$500
Revolving Credit Facility	$0
Total Unsecured Debt	**$500**
Total Debt	**$2,004**
Weighted Average Interest Rate[1]	**4.0%**

Key Capitalization Metrics ($ in mm)	**Q4'2021**
Net Debt[2][3]	$1,789
Gross Asset Value[2]	$4,469
Net Debt / Adjusted EBITDA	8.2x
Net Debt / Gross Asset Value	40.0%

Earnings Summary[4] *($ mm)*	**2021**	**2020**
Net loss Attributable to Common Stockholders	($63.4)	($46.7)
NOI[2]	$231.1	$202.1
Cash NOI[2]	**$280.7**	**$227.3**
Funds from Operations (FFO)[2]	$95.3	$97.0
Adjusted Funds from Operations (AFFO)[2]	$118.0	$98.0
Funds from Operations (FFO) per Share	**$0.83**	**$0.90**
Adjusted Funds from Operations (AFFO) per Share	**$1.02**	**$0.90**
Weighted Average Basic and Diluted Shares Outstanding	115.4	108.4

Q4'21 Net Loss and AFFO and Common Stock Dividends *($mm)*



($40.2)
$26.2
$26.8
Net Loss
Common Stock Dividends
AFFO

Quarter Over Quarter AFFO per Share

($ in millions, except per share data)	Q4'21	Q3'21
AFFO	$26.8	$36.0[4]
AFFO per Share	$0.22	$0.30
Lease Termination Fee[4]		$10.4
Lease Termination Fee, Per Share		$0.09

Note: Metrics as of the end of and for the three months and year ended December 31, 2021. See Definitions in the appendix for a full description of capitalized terms.
1) Weighted average interest rate based on balance outstanding as of December 31, 2021.
2) See Definitions in the appendix for a full description.
3) Excludes the effect of deferred financing costs, net and mortgage premiums, net.
4) As previously disclosed, Net income (loss) attributable to common shareholders for the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO, consistent with what we believe to be general industry practice.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 24

25 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com 36% 6% 58% 2022 2023 2024 2025 2026 Thereafter Percent of Debt Maturing (Q4'21) Key Capitalization Metrics 4.8 Years 4.5 Years 5.3 Years 5.0 Years 5.6 Years 3.8% 3.8% 3.7% 3.6% 4.0% 2 2.5 3 3.5 4 4.5 5 5.5 6 1.5% 2.5% 3.5% 4.5% 5.5% 6.5% Q4'2020 Q1'2021 Q2'2021 Q3'2021 Q4'2021 x In the fourth quarter, RTL completed an inaugural offering of $500 million senior unsecured notes and obtained a notes credit rating of BB+ from S&P and BB+ from Fitch x In connection with the notes offering, RTL also amended and restated its credit facility, increasing the total commitments from $540 million to $815 million and extended the maturity by 3 years x No debt maturities through 2024 and a weighted average debt maturity of 5.6 years Note: Metrics as of the end of and for the three months ended December 31 , 2021 unless otherwise indicated . 1) Based on total debt outstanding as of December 31, 2021 and December 31, 2020. For purposes of the revolving credit facility, th e chart uses debt outstanding under the facility at such date and not the total commitment. 2) Weighted based on the outstanding principal balance of debt for Q4’21 as of December 31, 2021 and for Q4’20 as of December 31, 2 020. 3) The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortizat ion of deferred financing costs, net, change in accrued interest and amortization of mortgage premiums on borrowings) for the qu arter ended December 31, 2021 and for the quarter ended December 31, 2020. Adjusted EBITDA and cash paid for interest are Non - GAAP metrics. See appendix for Non - GAAP reconciliations. 4) Includes floating rate debt fixed by swaps. Metric Q4’2021 Q4’2020 Interest Coverage Ratio (3) 3.0x 3.0x Fixed Rate Debt (4) 100% 82.6% Weighted - Average Interest Rate 4.0% 3.8% Weighted - Average Debt Maturity 5.6 Years 4.8 Years Balance Sheet Highlights Weighted Average Interest Rate and Debt Maturity (2) Key Debt Metrics (as of December 31, 2021) 58% of RTL’s Debt Is Scheduled to Mature After 2026 (1) Quarter over quarter, RTL improved the company’s debt capital structure by extending the weighted average debt maturity by 0. 6 y ears after completing the previously announced $500 million senior unsecured notes offering and recasting the Company’s credit facility fro m 2024 to 2027.

Completed $500 Million Note Offering

In the beginning of the fourth quarter, RTL completed an inaugural offering of $500 million senior unsecured notes, enhancing the Company's capital structure with unsecured debt at what we believe to be favorable terms and obtaining a corporate credit rating.

Transaction Highlights

- On October 7, 2021, RTL completed an inaugural offering of $500 million senior unsecured notes, representing a significant milestone for the Company as it continues to construct an investment-grade style balance sheet. The notes mature on September 30, 2028, have a coupon rate of 4.50% and are rated[1] BB+ by S&P and Fitch
  - **The offering was oversubscribed, facilitating attractive pricing and an upsize from $400 million to $500 million**
  - **RTL used the proceeds to repay $186 million of borrowings under the Company's credit facility and $125 million of certain mortgage notes and used the remaining proceeds for general corporate purposes, including to partially fund the first closing of the CIM Transaction**
- In connection with the notes offering, RTL also amended and restated its credit facility, increasing the total commitments from $540 million to $815 million and extended the maturity from 1.6 years to 5.3 years. RTL also improved the pricing of its credit facility by 15 basis points as compared to the prior facility
  - **The credit facility also features a $435 million "accordion" feature that would increase total commitments to $1.25 billion, subject to obtaining additional lender commitments and other conditions**
  - **The new facility also includes a condition that would allow RTL to make a onetime election to switch to a credit rating-based pricing, which would further decrease the applicable interest rate margin. To satisfy this condition, RTL would need to achieve an investment grade rating from any two of the three major rating agencies (S&P, Moody's, and/or Fitch)**
- RTL leveraged the Company's long-standing relationship with its banking partners to deliver what it believes to be superior execution and pricing on its inaugural senior unsecured notes offering and credit facility recast

	September 30, 2021	December 31, 2021
Notes Credit Rating	N/A	BB+ (S&P & Fitch)[1]
Corporate Credit Rating	N/A	BB+ (Fitch) | BB (S&P)[1]
Weighted Average Debt Maturity	5.0 Years	5.6 Years
% of Debt Maturing After 2024	89.7%	100.0%
% of Debt Unsecured	10.3%	25.0%

1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

26

Strong Recent Track Record To Deleverage

Post Transaction, RTL will resume its previously announced and successful deleveraging initiative and expects to return to leverage levels consistent with recent quarters.

Deleveraging Post Transaction

- **RTL expects to partially fund the Transaction through assumed property-level debt and borrowings under its credit facility, which are expected to result in a near-term increase in leverage**
  - RTL funded the $547 million first closing of the Transaction through a combination of $350 million of cash on the balance sheet, including $261 million of net proceeds from the Sanofi office disposition, $170 million draw under the Company's credit facility and the issuance of $27 million of the Company's Class A common stock to CIM
- **The Transaction is expected to be accretive to AFFO per share immediately upon closing and position the Company for sustained earnings growth by capitalizing on its leasing platform and favorable industry tailwinds**
- **Post Transaction, RTL expects to deleverage its balance sheet through:**
  - ✓ Identified $250 million of the acquired assets that RTL intends to hold for sale, potentially providing proceeds to reduce leverage upon a completed sale
  - ✓ Identified 13 assets that have strong leasing potential, which RTL expects to develop a substantial leasing pipeline for immediately upon closing
  - ✓ Increasing earnings through external and internal growth factors such as property acquisitions and multi-tenant leasing activity
  - ✓ Fund future acquisitions in all cash or at lower debt to equity ratios
  - ✓ Opportunistic equity issuance over time
- **Subsequent to Q4'21, RTL issued $25 million of common stock under its ATM program at a weighted average share price of $9.02 per share, bringing total equity raised subsequent to Q4'21 to $52 million[1]. The ATM proceeds will be used to pay down debt**

1. Includes $26.7 million of Class A common stock issued to CIM in connection with the first closing of the Transaction and $24.9 million of Class A common stock issued under the Company's ATM subsequent to quarter end.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 27

Experienced Management Team



Michael Weil
Chief Executive Officer, President and Chairman of the Board of Directors
- Founding partner of AR Global
- Previously served as Senior VP of sales and leasing for American Financial Realty Trust
- Served as president of the Board of Directors of the Real Estate Investment Securities Association (n/k/a ADISA)



Jason Doyle
Chief Financial Officer, Treasurer and Secretary
- Mr. Doyle previously served as chief accounting officer of Global Net Lease, Inc. ("GNL"). Prior to joining AR Global and GNL, Mr. Doyle held various financial and practice leadership roles, including Acting VP Finance at Markforged, Inc. Associate Controller, Head of Global Accounting Operations at Charles River Associates and VP Finance and Practice Director, Transportation at AST Corporation, a privately-held software and management consulting firm



Jason Slear
Executive Vice President of Real Estate Acquisitions and Dispositions
- Responsible for sourcing, negotiating, and closing AR Global's real estate acquisitions and dispositions
- Oversaw the acquisition of over $3.5 billion of real estate assets and the lease-up of over 10 million square feet during professional career



Boris Korotkin
Senior Vice President of Capital Markets and Corporate Strategy
- Responsible for leading all debt capital market transactions
- Former Executive Vice President of Transaction Structuring for American Financial Realty Trust



Ori Kravel
Senior Vice President of Corporate Development
- Responsible for corporate development and business strategy
- Executed over $12 billion of capital market transactions and over $25 billion of M&A transactions

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com 28

29 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Legal Notices

30 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Disclaimers Disclaimers This presentation includes estimated projections of future operating results or activities such as leasing activity, among other things . These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections . This information is not fact and should not be relied upon as being necessarily indicative of future results ; the projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong . Important factors that may affect actual results and cause the projections to not be achieved include, but are not limited to, risks and uncertainties relating to the company and other factors described in the “Risk Factors” section of the Company's Annual Report on Form 10 - K for the year ended December 31 , 2021 , the Company's subsequent Quarterly Reports on Form 10 - Q and in future filings with the SEC . The projections also reflect assumptions as to certain business decisions that are subject to change . As a result, actual results may differ materially from those contained in the estimates . Accordingly, there can be no assurance that the estimates will be realized . The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Annual Report on Form 10 - K for the year ended December 31 , 2021 , filed with the SEC on February 24 , 2022 and the Company's subsequent Quarterly Reports on Form 10 - Q, Current Reports on Form 8 - K and Annual Reports on Form 10 - K filed with the SEC . These and other factors could cause results to differ materially from those expressed in these publications and reports . This presentation contains estimates and information concerning the Company’s industry that is based on industry publications . The Company has not independently verified the accuracy of the data contained in these industry publications . These estimates and information involve a number of assumptions and limitations, and you are cautioned not to rely on or give undue weight to this information . The majority of the concessions granted to the Company's tenants as a result of the COVID - 19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable . The Company's revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery . In light of the COVID - 19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID - 19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract . As a result, rental revenue used to calculate Net Income and NAREIT FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals . In addition, since the Company currently believes that these deferral amounts are collectable, they have been excluded from the increase in straight - line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals . Conversely, for abatements where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly, reduced its AFFO . Credit Ratings A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time . Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating .

Forward-Looking Statements

Certain statements made in this presentation are "forward-looking statements" (as defined in Section 21E of the Exchange Act), including estimated projections of future operating results, and the impact of the proposed acquisition, and which reflect the expectations of the Company regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, and intentions, as well as any other statements that are not historical facts.

Our potential risks and uncertainties are presented in the section titled "Item 1A-Risk Factors" disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022, and the Company's subsequent Quarterly Reports on Form 10-Q filed with the SEC. Forward-looking statements speak as of the date they are made and, we disclaim any obligation to update and revise statements contained in these materials to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties relating to us, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

- We may be unable to acquire properties on advantageous terms or our property acquisitions may not perform as we expect.
- We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic, including negative impacts on our tenants and their respective businesses.
- Certain of the agreements governing our indebtedness may limit our ability to pay dividends on our Class A common stock, our Series A Preferred Stock and our Series C Preferred Stock, and our ability to repurchase shares.
- If we are not able to generate sufficient cash from operations, we may have to reduce the amount of dividends we pay or identify other financing sources.
- Funding dividends from other sources such as borrowings, asset sales or equity issuances limits the amount we can use for property acquisitions, investments and other corporate purposes.
- Our operating results are affected by economic and regulatory changes that have an adverse impact on the real estate market in general.
- Inflation and continuing increases in the inflation rate may have an adverse effect on our investments and results from operations.
- In owning properties we may experience, among other things, unforeseen costs associated with complying with laws and regulations and other costs, potential difficulties selling properties and potential damages or losses resulting from climate change.
- We depend on tenants for our rental revenue and, accordingly, our rental revenue is dependent upon the success and economic viability of our tenants. If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.
- Our tenants may not be diversified including by industry type or geographic location.
- The performance of our retail portfolio is linked to the market for retail space generally and factors that may impact our retail tenants, such as the increasing use of the Internet by retailers and consumers.
- Certain of our tenants are facing increased competition with other non-traditional and online grocery retailers and higher costs due to inflation and supply chain issues, which may negatively impact their businesses.
- We depend on our Advisor and Property Manager to provide us with executive officers, key personnel and all services required for us to conduct our operations.
- All of our executive officers face conflicts of interest, such as conflicts created by the terms of our agreements with our Advisor and compensation payable thereunder, conflicts allocating investment opportunities to us, and conflicts in allocating their time and attention to our matters. Conflicts that arise may not be resolved in our favor and could result in actions that are adverse to us.
- We have long-term agreements with our Advisor and its affiliates that may be terminated only in limited circumstances.
- We have substantial indebtedness and may be unable to repay, refinance, restructure or extend our indebtedness as it becomes due. Increases in interest rates could increase the amount of our debt payments. We may incur additional indebtedness in the future.
- The stockholder rights plan adopted by our board of directors, our classified board and other aspects of our corporate structure and Maryland law may discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.
- Restrictions on share ownership contained in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.
- We may fail to continue to qualify as a REIT.

In addition, this presentation discusses the purchase agreement to acquire an 81-property portfolio and the sale of the Company's existing property leased to Sanofi. These transactions are subject to closing conditions that are outside the Company's control and may not be met. These transactions may not be completed on the contemplated terms, or at all, or may be delayed.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

31

32 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Appendix

33 The Necessity Retail REIT ® Where America Shops | www.necessityretailreit.com Definitions AFFO : In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non - cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the merger with American Realty Capital - Retail Centers of America, Inc . in February 2017 (the “Merger”) . These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us . Insurance reimbursements are deducted from AFFO in the period of reimbursement . We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business . Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments . In addition, by excluding non - cash income and expense items such as amortization of above - market and below - market leases intangibles, amortization of deferred financing costs, straight - line rent, and share - based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance . By providing AFFO, we believe we are presenting useful information that can be used to, among other things, assess our performance without the impact of transactions or other items that are not related to of our portfolio of properties . AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently . Please refer to our Form 10 - K as of and for the period ended December 31 , 2021 for further details on our calculation of AFFO . Annualized Straight - Line Rent (“SLR”) : Straight - line rent which is annualized and calculated using most recent available lease terms as of the period end indicated . Cash Cap Rate : For acquisitions, cash cap rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases . For dispositions, cash cap rate is a rate of return based on the annualized cash rental income of the property to be sold . For acquisitions, cash cap rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs . For dispositions, cash cap rate is calculated by dividing the annualized cash rental income by the contract sales price for the property, excluding acquisition costs Weighted average cash cap rates are based on square feet unless otherwise indicated . Cash NOI : We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight - line adjustments that are included in GAAP lease revenues . Equity Issuances : As used herein, Equity Issuances represents $ 53 million of equity consideration to certain subsidiaries of CIM Real Estate Finance Trust, Inc . (“CIM”) in connection to the Transaction . The equity consideration shall be shares of the Company’s Class A common stock and the number of shares to be issued at the first closing (limited to 4 . 9 % of the Company’s outstanding Class A common stock at the time) was based on the value of the shares that may be issued at closing divided by the per share volume weighted average price of the Company’s Class A Common Stock measured over a five consecutive trading day period immediately preceding (but not including) the date on which the written notice indicating CIM’s election is delivered to the Operating Partnership (such price to be limited by a 7 . 5 % collar in either direction from the per share volume weighted average price of the Company’s Class A Common Stock measured over the ten consecutive trading day period immediately preceding (but not including) the effective date of the PSA) . Further, the remainder of the shares is to be issued at the second closing . Executed Occupancy : Includes Occupancy as defined below as of a particular date as well as all leases fully executed by both parties as of the same date where the tenant has yet to take possession as of such date . For Q 4 ’ 21 and as of January 31 , 2022 , there are nine additional leases executed where rent commences over time between in 2022 totaling approximately 85 , 000 square feet . For Q 4 ’ 20 and as of January 31 , 2021 , there were four additional leases executed where rent commences over time between the first quarter of 2021 and the third quarter of 2021 totaling approximately 34 , 000 square feet . FFO: We define FFO, a non - GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as r estated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The Wh ite Paper defines FFO as net income or loss computed in accordance with GAAP excluding depreciation and amortization related to real estate, gains and losses fro m s ales of certain real estate assets, gain and losses from change in control and impairment write - downs of certain real estate ass ets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated pa rtnerships and joint ventures are calculated to exclude the proportionate share of the non - controlling interest to arrive at FFO attributable to stockholders. Our FFO calculation complies with NAREIT's definition. Please refer to our Form 10 - K as of and for the period ended December 31, 2021 for further details on our c alculation of FFO. Gross Asset Value: Total gross asset value of $4.5 billion, comprised of total assets of $3.8 billion plus accumulated depreciation and amortiza tio n of $0.7 billion as of December 31, 2021. Investment Grade: As used herein, Investment Grade includes both actual investment grade ratings of the tenant or guarantor, if available, or i mpl ied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of w het her or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governm en tal entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2021 and based on Annualized Straight - Line Rent. Leasing Pipeline : For RTL, Leasing Pipeline for Q3’21 includes ( i ) all leases fully executed by both parties as of January 31, 2022, but after December 31, 2021 and (ii) all leases under neg oti ation with an executed LOI by both parties as of January 31, 2022. This represents ten LOIs totaling approximately 46,000 square feet. No lease terminations occurred during this period. For the Transaction and as of Q3’21, includes a 13,000 SF Leasing Pipeline of new leases. For RTL and Q4’20 includes ( i ) all leases fully executed by both parties as of January 31, 2021, but after December 31, 2020 and (ii) all leases under neg oti ation with an executed LOI by both parties as of January 31, 2021. This represents six new leases totaling approximately 220,000 sq uar e feet, net of one lease termination for 5,000 square feet during this period. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance. Liquidity: As of December 31, 2021, the Company had $215 million in cash and cash equivalents, and $ 214 million available for future borrowings under the Company's credit facility. Refer to Form 8 - K filed with the SEC on February 1 4, 2022 for additional information regarding draws made on the Company’s credit facility to fund the first closing of the Transaction and the anticipated sources of funding for future closings. LOI: Means a non - binding letter of intent. Necessity - Based : We define Necessity - Based as properties that are leased to tenants that operate in what we believe to be service - based or essential industries such as auto services, distribution, financial services, gas/convenience, grocery . healthcare, and quick service restaurants, among others . Net Debt : For Q 4 ’ 2021 , represents total debt of $ 2 . 0 billion less cash and cash equivalents of $ 214 . 9 million as of December 31 , 2021 . NOI : Defined as a non - GAAP financial measure used by us to evaluate the operating performance of our real estate . NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense . NOI excludes all other items of expense and income included in the financial statements in calculating net (loss) . Occupancy : Represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated . Pro Forma : As used herein , Pro Forma represents the combined RTL portfolio, as of December 31 , 2021 excluding RTL’s Sanofi office asset sold inQ 1 ’ 22 , and the 81 - property multi - tenant portfolio, as of September 30 , 2021 and based on information provided by the seller, including the two single - tenant assets under agreement for $ 16 . 5 million that encompass 86 , 810 square feet and $ 1 . 2 million of annualized straight - line rent, closed and under PSA with CIM Real Estate Finance Trust, Inc . . PSA : Means a definitive purchase and sale agreement . Remaining Lease Term : Represents the outstanding tenant lease term . Weighted based on Annualized Straight - Line Rent as of the date or period end indicated . Traditional Retail : RTL definition of Traditional Retail includes retail properties leased to tenants in the auto retail, department store, discount retail, electronics, furniture, home improvement, home furnishing , specialty retail, and sporting good sectors .

Non-GAAP Reconciliations

Non-GAAP Measures *Amounts in thousands*		(Unaudited) Three Months Ended December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	March 31, 2020
EBITDA:							
Net income (loss)	$	(34,387)	(565)	(1,482)	(3,754)	(4,677)	(5,543)
Depreciation and amortization		32,955	32,762	32,428	32,319	32,730	34,335
Interest expense		22,857	19,232	20,361	19,334	19,689	19,106
EBITDA[1]	$	**21,425**	**51,429**	**51,307**	**47,899**	**47,742**	**47,898**
Impairment of real estate investments		28,616	4,554	91	—	1,408	
Acquisition, transaction and other costs[2]		774	3,426	136	42	241	452
Equity-based compensation[3]		3,485	4,149	5,283	4,347	3,343	3,211
Gain on sale of real estate investments		(3,982)	(478)	(11)	(286)	—	(1,440)
Other income		(29)	(18)	(20)	(24)	(20)	(72)
Gain (loss) on non-designated derivatives		3,950	—	—	—	9	—
Adjusted EBITDA[1]	$	**54,239**	**63,062**	**56,786**	**51,978**	**52,723**	**50,049**
Asset management fees to related party		7,681	9,880	7,922	7,321	7,088	6,905
General and administrative		5,278	5,589	3,540	6,449	4,179	5,328
NOI[1]	$	**67,198**	**78,531**	**68,248**	**65,748**	**63,990**	**62,282**
Amortization of market lease and other intangibles, net		(1,175)	(1,474)	(1,041)	(935)	(1,216)	(992)
Straight-line rent		(1,897)	(1,392)	(1,759)	(1,727)	(4,060)	(2,265)
Cash NOI[1]	$	**64,126**	**75,665**	**65,448**	**63,086**	**58,714**	**59,025**
Cash Paid for Interest:							
Interest expense	$	22,857	19,232	20,361	19,334	19,689	19,106
Amortization of deferred financing costs, net and change in accrued interest		(4,743)	(2,192)	(2,361)	(2,469)	(2,362)	(1,712)
Amortization of mortgage discounts and premiums on borrowings		(4)	328	323	321	456	506
Total cash paid for interest	$	**18,110**	**17,368**	**18,323**	**17,186**	**17,783**	**17,954**

1) For the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations.
2) For the three months ended December 31, 2020 includes litigation costs related to the Merger of $0.1 million. Litigation costs related to the Merger incurred in the three months ended September 30, 2021, June 30, 2021 and March 31, 2021 were not significant.
3) For the three months ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, includes equity-based compensation expense related to the Company's restricted common shares of $0.3 million, $0.3 million, $0.4 million, $1.4 million and $0.4 million, respectively.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

34

Non-GAAP Reconciliations

Non-GAAP Measures *Amounts in thousands, except per share data*		(Unaudited) Three Months Ended December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	March 31, 2020
Funds from operations (FFO):							
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$	(40,219)	(6,406)	(7,405)	(9,411)	(8,603)	(9,153)
Impairment of real estate investments		28,616	4,554	91	—	1,408	—
Depreciation and amortization		32,955	32,762	32,428	32,319	32,730	34,335
Gain on sale of real estate investments		(3,982)	(478)	(11)	(286)	—	(1,440)
Proportionate share of adjustments for non-controlling interest to arrive at FFO		53	(150)	(50)	(51)	(54)	(52)
FFO attributable to common stockholders[1]		**17,423**	**30,282**	**25,053**	**22,571**	**25,481**	**23,690**
Acquisition, transaction and other costs[2]		774	3,426	136	42	241	452
Legal fees and expenses – COVID-19 Lease Disputes[3]		200	44	109	69	11	—
Litigation cost reimbursement related to the Merger		—	—	—	—	—	(9)
Amortization of market lease and other intangibles, net		(1,175)	(1,474)	(1,041)	(935)	(1,216)	(992)
Straight-line rent		(1,897)	(1,392)	(1,759)	(1,727)	(4,060)	(2,265)
Straight-line rent (rent deferral agreements)[4]		(694)	(876)	(1,124)	(975)	358	—
Amortization of mortgage premiums on borrowings		4	(328)	(324)	(321)	(456)	(560)
Loss on non-designated derivatives		3,950	—	—	—	9	—
Equity-based compensation[5]		3,485	4,149	5,283	4,347	3,343	3,211
Amortization of deferred financing costs, net and change in accrued interest		4,743	2,192	2,361	2,469	2,362	1,712
Proportionate share of adjustments for non-controlling interest to arrive at AFFO		3	(18)	(6)	(5)	—	(2)
AFFO attributable to common stockholders[1]	$	**26,816**	**36,005**	**28,689**	**25,535**	**26,073**	**25,237**
Weighted-average common shares outstanding		**123,221**	**118,863**	**110,898**	**108,437**	**108,436**	**108,364**
Net income (loss) per share attributable to common stockholders — Basic and Diluted	$	(0.33)	(0.06)	(0.07)	(0.09)	(0.08)	(0.08)
FFO per common share	$	0.14	0.25	0.23	0.21	0.23	0.22
AFFO per common share	$	0.22	0.30	0.26	0.24	0.24	0.23
Dividends declared[6]	$	26,245	25,190	23,054	23,043	—	29,831

1) FFO and AFFO for the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO.
2) Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
3) Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from its ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
4) Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for which rent was deferred for purposes of AFFO as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly reduced its AFFO.
5) Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreements for all periods presented.
6) Represents dividends declared to common stockholders. In August, 2020, the Company's board of directors approved a change to the Company's dividend policy from a monthly basis to a paying dividends on a quarterly basis in arrears on the 15th day of each month following a fiscal quarter. As a result, no dividend was declared in the fourth quarter of 2020. This change affected the frequency of dividend payments only and did not impact the annualized dividend rate on Class A common stock of $0.85.

The Necessity Retail REIT® *Where America Shops* | www.necessityretailreit.com

35